Exhibit 5.1

April 28, 2004

Board of Directors
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103

Re:
Registration Statement on Form S-8
PSB Bancorp, Inc. 2001 Stock Incentive Plan

Gentlemen:

        This letter is being delivered to you in connection with the offering by PSB Bancorp, Inc. (the "Company") of up to 1,375,000 shares of the Company's common stock, no par value per share (the "Common Stock"), pursuant to the Company's 2001 Stock Incentive Plan (the "Plan"). The Company's issuance and sale of these shares of Common Stock under the Plan is being registered under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission. In preparing this letter, we, as counsel to the Company, have reviewed:

  1.
  the Articles of Incorporation of the Company;

  2.
  the Bylaws of the Company;

  3.
  the Registration Statement;

  4.
  the form of the certificate representing shares of the Common Stock; and

  5.
  the Plan.

        Based upon our review of these documents, it is our opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued and sold against payment therefor pursuant to the terms of the Plan, will be legally issued by the Company and fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,
                      /s/ Stevens & Lee
                      STEVENS & LEE